================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   FORM 8-K/A


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               ------------------

         Date of report (Date of earliest event reported): May 28, 2004


                                 WORKSTREAM INC.
               (Exact Name of Registrant as Specified in Charter)



            CANADA                        001-15503                   N/A
(State or Other Jurisdiction of    (Commission File Number)    (I.R.S. Employer
      Incorporation) No.)                                        Identification

     495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA          K2K-3G1
          (Address of Principal Executive Offices)             (Zip Code)

                                 (613) 270 0619
              (Registrant's Telephone Number, Including Area Code)

================================================================================

      On May 28, 2004, Workstream Inc. (the "Company") completed the acquisition of Kadiri, Inc. ("Kadiri") via the merger of Workstream Acquisition III, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), into Kadiri, pursuant to an Agreement and Plan of Merger dated May 24, 2004, as amended, among the Company, Merger Sub and Kadiri (the "Merger Agreement"). Immediately following the consummation of the Merger, Kadiri became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, all of the issued and outstanding shares of capital stock of Kadiri were cancelled and extinguished and the issued and outstanding shares of Kadiri Series 2 Preferred Shares and Series 3 Preferred Shares were converted into the right to receive an aggregate of 5,400,000 of the Company's common shares. 4,450,000 of the Company's common shares, valued at approximately $12,550,000, were issued to those Kadiri shareholders at closing and 950,000 of the Company's common shares were to be held in escrow. The amount of consideration was the result of arm's length negotiations. As a result of the merger, the Company acquired all the assets of Kadiri, including Kadiri's enterprise compensation management software and all plant, equipment and other physical property that Kadiri used in its business. The Company intends to use the plant, equipment and other physical property of Kadiri consistent with its long-term business objectives.



      Workstream Inc. filed a Current Report on Form 8-K with the Securities and Exchange Commission on June 14, 2004 (the "Current Report") describing the Company's acquisition of all the outstanding capital stock of Kadiri. In accordance with the instructions to paragraphs (a)(4) and (b)(2) of Item 7 of Form 8-K, the Current Report omitted the financial statements and pro forma financial information required by those paragraphs.

      Accordingly, the Company hereby amends subsections (a) and (b) of Item 7 of the Current Report as follows:


ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits


      (a)   Financial Statements of Business Acquired

            The balance sheets of Kadiri as at March 31, 2004, as at December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the period ended March 31, 2003 and 2004 and for the years ended are December 31, 2003 and 2002 set forth herein beginning on page 5.

      (b)   Pro-Forma Financial Information

            Unaudited pro forma statement of operations of the Company as of May 31, 2004 which reflect the acquisition of Kadiri are set forth herein beginning on page 26. On August 13, 2004, the Company filed a Form 10K for the year ended May 31, 2004. The balance sheet of Workstream as at May 31, 2004 incorporates Kadiri since the transaction closed immediately prior to year end.

      The Company obtained an independent valuation to determine the purchase price allocation of Kadiri.

      (c)   Exhibits

            23.1  Consent of Independent Accountants - PricewaterhouseCoopers
                  LLP

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Kadiri Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of mandatorily redeemable convertible preferred stock and shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Kadiri Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


sd/

PricewaterhouseCoopers

June 1, 2004

KADIRI INC.
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                MARCH 31,             DECEMBER 31,
                                                                   2004        -------------------------
(in thousands of dollars, except share data)                   (UNAUDITED)        2003           2002
ASSETS
Current assets
  Cash and cash equivalents                                     $      921     $    1,549     $    5,015
  Accounts receivable, net                                             359            997          2,468
  Prepaid expenses and other current assets                            193            201            229
  Deferred costs                                                     1,336          1,353            235
                                                                ----------     ----------     ----------
             Total current assets                                    2,809          4,100          7,947
Property and equipment, net                                            405            452            428
Restricted cash                                                         78             78             78
Other assets                                                             1              1             18
                                                                ----------     ----------     ----------
             Total assets                                       $    3,293     $    4,631     $    8,471
                                                                ==========     ==========     ==========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities
  Accounts payable                                              $      530     $      714     $      390
  Accrued liabilities                                                1,396          1,225          1,097
  Deferred revenue                                                   4,475          3,441          3,336
  Customer deposits                                                  3,003          3,343          1,507
  Current portion of capital lease obligation                            9             12              9
                                                                ----------     ----------     ----------
             Total current liabilities                               9,413          8,735          6,339
Deferred revenue, net of current portion                             1,094          1,061             91
Capital lease obligation, net of current portion                         6              6             18
                                                                ----------     ----------     ----------
                                                                    10,513          9,802          6,448
                                                                ----------     ----------     ----------
Commitments and contingencies (Note 5)
Mandatorily redeemable convertible preferred stock,
  no par value; 6,985,596 shares authorized, 6,754,220,
  6,734,023 and 6,734,023 shares issued and outstanding
  at March 31, 2004 (unaudited) and December 31, 2003
  and 2002, respectively                                            10,439         10,181          9,220
                                                                ----------     ----------     ----------
(Liquidation value: $30,779 at December 31, 2003 and
March 31, 2004)
Shareholders' deficit
   Common stock, no par value; 14,250,000 shares authorized;
     4,201,003, 4,199,003 and 4,193,114 shares issued and
     outstanding at March 31, 2004 (unaudited) and
   December 31, 2003 and 2002, respectively                         18,754         18,969         19,923
   Accumulated deficit                                             (36,413)       (34,321)       (27,120)
                                                                ----------     ----------     ----------
          Total shareholders' deficit                              (17,659)       (15,352)        (7,197)
                                                                ----------     ----------     ----------
          Total liabilities, mandatorily redeemable
            convertible preferred stock and
            shareholders' deficit                               $    3,293     $    4,631     $    8,471
                                                                ==========     ==========     ==========

KADIRI INC.
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                             THREE MONTHS ENDED
                                                  MARCH 31,              YEAR ENDED DECEMBER 31,
                                         -------------------------     -------------------------
                                            2004           2003           2003           2002
(in thousands of dollars)                        (UNAUDITED)

REVENUE
License                                  $      442     $      391     $    1,421     $    2,050
Services                                        622            845          2,409          3,290
                                         ----------     ----------     ----------     ----------
              Total revenue                   1,064          1,236          3,830          5,340
                                         ----------     ----------     ----------     ----------
COST OF REVENUE
License                                          21             15            204            228
Services                                        856            388          1,759          1,268
                                         ----------     ----------     ----------     ----------
             Total cost of revenue              877            403          1,963          1,496
                                         ----------     ----------     ----------     ----------
             Gross profit                       187            833          1,867          3,844
                                         ----------     ----------     ----------     ----------
OPERATING EXPENSES
Research and development                        623            591          2,684          1,841
Selling, general and administrative           1,656          1,577          6,461          5,640
                                         ----------     ----------     ----------     ----------
             Total operating expenses         2,279          2,168          9,145          7,481
                                         ----------     ----------     ----------     ----------
             Loss from operations            (2,092)        (1,335)        (7,278)        (3,637)
Interest income and other, net                   --              6             77          1,382
                                         ----------     ----------     ----------     ----------
             Net loss                        (2,092)        (1,329)        (7,201)        (2,255)
Accretion of mandatorily redeemable
  convertible preferred stock                  (215)          (215)          (961)          (114)
                                         ----------     ----------     ----------     ----------
             Net loss available for
               common shareholders       $   (2,307)    $   (1,544)    $   (8,162)    $   (2,369)
                                         ==========     ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

KADIRI INC.
STATEMENT OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
------------------------------------------------------------------------------------------------------------------------------------

                                              MANDATORILY REDEEMABLE                                                       TOTAL
                                            CONVERTIBLE PREFERRED STOCK     COMMON STOCK        UNEARNED                   SHARE-
                                            ---------------------------  -------------------   STOCK-BASED  ACCUMULATED    HOLDERS'
(in thousands of dollars, except share data)    SHARES       AMOUNT      SHARES       AMOUNT  COMPENSATION    DEFICIT      DEFICIT
BALANCE AT JANUARY 1, 2002                     3,378,639   $  18,812      588,953   $   1,128   $    (66)   $ (24,865)   $ (23,803)
Conversion of Series A, B, C and D
  mandatorily redeemable convertible
  preferred stock to common stock             (3,378,639)    (17,552)   3,378,639      17,552         --           --       17,552
Conversion of notes payable to related
  parties to Series 1 convertible preferred
  stock and common stock                       1,431,428       1,335      666,667         100         --           --          100
Issuance of Series 2 mandatorily
  redeemable convertible preferred stock
  for cash and services rendered,
  net of issuance costs of $112                4,861,450       7,110           --          --         --           --           --
Conversion of common stock to
  Series 2 mandatorily redeemable
  convertible preferred stock                    441,145         661     (441,145)        (66)        --           --          (66)
Cancellation of Series E mandatorily
  redeemable convertible preferred
  stock warrants in connection
  with Series 1 financing                             --      (1,260)          --       1,260         --           --        1,260
Accretion of mandatorily redeemable
  convertible preferred stock                         --         114           --        (114)        --           --         (114)
Amortization of unearned stock-
  based compensation                                  --          --           --          --         66           --           66
Issuance of stock options for
  services rendered                                   --          --           --          63         --           --           63
Net loss                                              --          --           --          --         --       (2,255)      (2,255)
                                             -----------   ---------      -------   ---------   --------    ---------    ---------
BALANCE AT DECEMBER 31, 2002                   6,734,023       9,220    4,193,114      19,923         --      (27,120)      (7,197)
Issuance of common stock upon
  exercise of options                                 --          --        5,889           3         --           --            3
Issuance of stock options for
  services rendered                                   --          --           --           4         --           --            4
Accretion of mandatorily redeemable
  convertible preferred stock                         --         961           --        (961)        --           --         (961)
Net loss                                              --          --           --          --         --       (7,201)      (7,201)
                                             -----------   ---------      -------   ---------   --------    ---------    ---------
BALANCE AT DECEMBER 31, 2003                   6,734,023      10,181    4,199,003      18,969         --      (34,321)     (15,352)
Issuance of common stock upon
  exercise of options (unaudited)                     --          --        2,000          --         --           --           --
Issuance of Series 2 mandatorily
  redeemable convertible preferred
  stock for services rendered (unaudited)         20,197          43           --          --         --           --           --
Accretion of mandatorily redeemable
  convertible stock (unaudited)                       --         215           --        (215)        --           --         (215)
Net loss (unaudited)                                  --          --           --          --         --       (2,092)      (2,092)
                                             -----------   ---------      -------   ---------   --------    ---------    ---------
BALANCE AT MARCH 31, 2004 (UNAUDITED)          6,754,220   $  10,439    4,201,003   $  18,754   $     --    $ (36,413)   $ (17,659)
                                             ===========   =========    =========   =========   ========    =========    =========

   The accompanying notes are an integral part of these financial statements.

KADIRI INC.
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                       THREE MONTHS ENDED              YEAR ENDED
                                                                            MARCH 31,                 DECEMBER 31,
                                                                    ------------------------    ------------------------
                                                                       2004          2003          2003          2002
(in thousands of dollars)                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                            $   (2,092)   $   (1,329)   $   (7,201)   $   (2,255)
Adjustments to reconcile net loss to net cash
 used in operating activities
   Depreciation and amortization                                            64            63           261           363
   Amortization of debt discount                                            --            --            --           735
   Stock-based compensation expense                                         43            --             4           129
   Provision for doubtful accounts                                         (16)           31           (66)           --
   Gain on conversion of notes payable to related parties
     in connection with Series 1 and 2 financing                            --            --            --        (1,993)
   Changes in assets and liabilities
     Accounts receivable                                                   654         2,028         1,537        (1,723)
     Prepaid expenses and other current assets                               8          (312)           28           120
     Restricted cash                                                        --            --            --            51
     Deferred costs                                                         17           (21)       (1,118)         (235)
     Other assets                                                           --            --            17            22
     Accounts payable                                                     (184)          (91)          324          (410)
     Accrued liabilities                                                   171           (93)          128           136
     Deferred revenue                                                    1,067          (534)        1,075         1,680
     Customer deposit                                                     (340)           --         1,836         1,507
                                                                    ----------    ----------    ----------    ----------
          Net cash used in operating activities                           (608)         (258)       (3,175)       (1,873)
                                                                    ----------    ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                        (17)          (51)         (285)         (113)
          Net cash used in investing activities                            (17)          (51)         (285)         (113)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series 2 mandatorily redeemable
  convertible preferred stock, net of issuance cost                         --            --            --         6,908
Proceeds for issuance of common stock                                       --             4             3            --
Payments under capital lease obligations                                    (3)           (3)           (9)           (9)
          Net cash (used in) provided by financing activities               (3)            1            (6)        6,899
          Net increase (decrease) in cash and cash equivalents            (628)         (308)       (3,466)        4,913
Cash and cash equivalents at beginning of year                           1,549         5,015         5,015           102
Cash and cash equivalents at end of year                            $      921    $    4,707    $    1,549    $    5,015
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                              $       --    $       --    $       --    $        4
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES
Issuance of common stock on conversion of Series A, B, C and D
  mandatorily redeemable convertible preferred stock                        --            --            --        17,552
Issuance of Series 1 mandatorily redeemable convertible preferred
  stock on conversion of notes payable to related p arties                  --            --            --         1,335
Issuance of common stock on conversion of notes payable
  to related parties                                                        --            --            --           100
Issuance of Series 2 mandatorily redeemable convertible
  preferred stock for services rendered                                     43            --            --           202
Issuance of Series 2 mandatorily redeemable convertible
  preferred stock for common stock                                          --            --            --           595
Accretion of mandatorily redeemable convertible preferred
  stock                                                                    215           215           961           114
Cancellation of Series E mandatorily redeemable
  convertible preferred stock warrants                                      --            --            --         1,260

   The accompanying notes are an integral part of these financial statements.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

1.    THE COMPANY

      Kadiri Inc. (the "Company") was incorporated in California on March 12, 1992. The Company develops, markets and supports software solutions for enterprise-wide compensation management.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      UNAUDITED INTERIM RESULTS
      The accompanying balance sheet as of March 31, 2004, the statements of operations and of cash flows for the three months ended March 31, 2004 and 2003 and the statement of mandatorily redeemable convertible preferred stock and shareholder's deficit for the three months ended March 31, 2004 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the three months ended March 31, 2004 and 2003.

      The financial data and other information disclosed in these notes to the financial statements related to the three month periods are unaudited. The results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004 or for any other interim period or for any other future year.

      LIQUIDITY
      The Company has completed several rounds of private equity financing with its last round of Series 2 preferred stock resulting in $6,908 of net cash proceeds during September 2002 and November 2002. However, the Company has sustained recurring losses from operations, operating cash flow deficiencies since inception and had an accumulated deficit of $34,321 and $36,413 at December 31, 2003 and March 31, 2004 (unaudited), respectively, all of which raise substantial doubt about its ability to continue as a going concern. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that accumulated losses will increase from current levels due to additional costs and expenses related to product development, marketing and other promotional activities, expansion of product offerings and the development of relationships with other businesses. Management's plans with regard to these matters include increasing license revenues and reducing expenses as well as seeking additional financing. Although management continues to pursue these plans, there is no assurance that the Company will be successful in increasing license revenues or obtaining additional financing on terms acceptable to the Company. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do no include any adjustments that might result from the outcome of this uncertainty.

      USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      RECLASSIFICATION
      Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

      STOCK SPLIT
      In December 2002, the Board of Directors approved a one-for-six reverse stock split. Accordingly, all common and preferred share and per common and per preferred share amounts have been restated retroactively to reflect these splits.

      REVENUE RECOGNITION
      The Company's revenues are derived from licenses of its software products and from services the Company provides to its customers. The Company recognizes revenue from the sale of software licenses in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 97-2 Software Revenue Recognition, and SOP No. 98-9, Modification of SOP 97-2, with Respect to Certain Transactions when all of the following conditions are met:

      o     a signed contract or purchase order;

      o     the software has been shipped or electronically delivered;

      o     the license fee is fixed or determinable; and

      o the Company believes that the collection of these fees is reasonably assured.

      Service revenues consist of professional services and maintenance fees. Professional services primarily consist of software installation and integration, business process consulting and training. For contracts, which involve significant implementation or other services which are essential to the functionality of the software and which are reasonably estimable, the license and services revenue is recognized over the period of each implementation, primarily using the percentage-of-completion method. Labor hours incurred are used as the measure of progress towards completion. A provision for estimated losses on engagements is made in the period in which the losses become probable and can be reasonably estimated. In cases where a sale of a license does not include significant implementation services, license revenue is recorded upon delivery with an appropriate deferral for maintenance services, if applicable, provided all of the other relevant conditions have been met. The total fee from the arrangement is allocated based on Vendor Specific Objective Evidence ("VSOE") of fair value of each of the undelivered elements. Maintenance agreements are typically priced based on a percentage of the product license fee and have a one-year term, renewable annually. VSOE of fair value for maintenance is established based on the stated renewal rates. Services provided to customers under maintenance agreements include technical product support and unspecified product upgrades. VSOE of fair value for the professional service element is based on the standard hourly rates the Company charges for services when such services are sold separately. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

      Deferred revenue comprises revenue from software arrangement where all the revenue recognition criteria have not been met and includes unamortized revenue from maintenance arrangements. The Company defers revenue from software arrangements which include contractual acceptance provisions that are considered other than perfunctory until such acceptance criteria are met.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      CASH AND CASH EQUIVALENTS
      The Company considers all highly liquid monetary investments with an original or remaining maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximate fair value. Cash equivalents consist principally of certificates of deposit, money market and bank deposit accounts and totaled $469 at December 31, 2003 and $120 at March 31, 2004.

      At March 31, 2004, an amount of $3,003 is refundable to a customer subject to certain contractual obligations that management expects to fulfill in 2004. In May 2004, the Company received a signed notice from Bank of America which removed all refund contingencies related to their contract (Note 10).

      RESTRICTED CASH
      At December 31, 2003 and 2002, cash balance of $78 were restricted from withdrawal and held in bank in the form of certificates of deposit. The certificates of deposit serve as collateral supporting security deposits for the Company's California facility held under operating leases expiring in 2005.

      DEFERRED COSTS
      Deferred costs represent the cost of revenues on software arrangements on which revenue has been deferred.

      CUSTOMER DEPOSITS
      Customer deposits relate to balances received from customers which are subject to refund.

      CONCENTRATIONS OF CREDIT RISK
      Financial instruments that potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and cash equivalents in accounts with financial institutions that management believe to be of high credit quality. The Company's accounts receivable are derived from revenues earned from customers located in the U.S. and are denominated in U.S. dollars. The Company performs ongoing credit evaluations of its customers, does not require collateral, and maintains an allowance for doubtful accounts receivable based upon expected collectibility of accounts receivable. To date, such losses have been within management's expectations.

      During the three months ended March 31, 2004 (unaudited), two customers comprised 18% and 22% of revenues. At March 31, 2004 (unaudited), 35%, 22%, 19% and 15% of accounts receivable were due from four customers.

      During 2003, two customers represented 14% each of revenues. At December 31, 2003, 27%, 16%, 11% and 10% of accounts receivable were due from four customers.

      During 2002, two customers comprised 18% and 22% of revenues. At December 31, 2002, 54% of accounts receivable were due from one customer.

      FAIR VALUE OF FINANCIAL INSTRUMENTS
      The Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximate fair value due to the short-term maturity of these instruments.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      PROPERTY AND EQUIPMENT
      Property and equipment, including equipment under capital leases, are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of equipment under capital lease obligations is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to operations. Major additions and improvements are capitalized, while replacements, repairs and maintenance that do not extend the life of the asset are charged to operations.

      LONG-LIVED ASSETS
      The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows, which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset using a discount rate determined by management to be commensurate with the risk inherent to the Company's current business model. There have been no impairments of long-lived assets through December 31, 2003 and for the three month period ended March 31, 2004 (unaudited).

      CAPITALIZED SOFTWARE DEVELOPMENT COSTS
      Software development costs are included in research and development and are expensed as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which to date has been when the Company has a working model of the software, and ending when a product is available for general release to customers. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs as of December 31, 2003 and March 31, 2004 (unaudited).

      STOCK-BASED COMPENSATION
      The Company uses the intrinsic value method to record stock-based compensation for stock options granted to employees, which requires that deferred stock-based compensation be recorded for the difference between an option's exercise price and the fair market value of the underlying common stock on the date both the number of shares and exercise price of the option grant are known. The pro forma net loss disclosures presented below illustrate the effect on net loss if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, assuming all options granted since the Company's inception were valued using the minimum value method and the resulting stock-based compensation amortized in the consolidated statement of operations over the period the option became exercisable, generally four years, using the multiple option approach.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      Had the Company applied the fair value recognition provisions of SFAS 123 at the grant dates for stock options granted, the Company's net loss would have been changed to the pro forma amounts indicated below:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                       ------------------
                                                         2003       2002

      Net loss - as reported                           $(7,201)   $(2,255)
         Add:Stock-based employee compensation
             expense included in reported net loss,
             net of related taxes                           --         66
      Deduct: Total stock-based e mployee
             compensation expense determined
             under fair value based method for
             all awards, net of related income taxes       (92)      (268)
                                                       -------    -------
             Pro forma net loss                        $(7,293)   $(2,457)
                                                       =======    =======


        The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions used for grants during 2003 and 2002:

                                                       DECEMBER 31,
                                            ---------------------------------
                                                 2003               2002

      Expected life (years)                        5                  5
      Risk-free interest rate                3.04%- 3.40%       3.27%- 5.89%
      Dividend yield                              0%                 0%


      The weighted average estimated fair value, as defined by SFAS 123, for options granted during 2003 and 2002 was $0.03 and $0.30 per share, respectively.

      Stock-based compensation to nonemployees is based on fair value of the option estimated using the Black-Scholes model on the date of grant and revalued until vested. Compensation expense resulting from nonemployee options is also amortized to expense using the method which results in recording the compensation expense on an accelerated basis.

      INCOME TAXES
      Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      COMPREHENSIVE LOSS
      Comprehensive loss includes all changes in equity during a period from nonowner sources. To date, the Company's only component of comprehensive loss through March 31, 2004 was net loss. Accordingly, comprehensive loss and net loss are the same for all periods presented.

      SEGMENT INFORMATION
      Company reports information about the segment of its business based on the management approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. Since inception, management has assessed the Company's performance and made operating decisions as one reportable segment. The Company's individual products are categorized as a single family of products.

      RECENT ACCOUNTING PRONOUNCEMENTS
      In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees or indemnifications. In addition, FIN 45 requires disclosures about the guarantees or indemnifications that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees or indemnifications issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements are effective for financial statements for interim or annual periods issued after December 15, 2002. The adoption of FIN 45 has not had a material impact on the Company's financial position or its results of operations.

      In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB 51, which subsequently has been revised by FIN 46-R. The primary objectives of FIN 46-R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46-R is effective for VIEs created after January 31, 2003 and is effective for all VIEs created before February 1, 2003 that are Special Purpose Entities
      (SPEs) in the first reporting period ending after December 15, 2003 and for all other VIEs created before February 1, 2003 in the first reporting period ending after March 15, 2004. The Company believes there are no entities qualifying as VIEs and the adoption of FIN 46-R to date has not had any effect on the Company's financial position, cash flows or results of operations.

KADIRI INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(in thousands of dollars)

      In May 2003, the FASB issued SFAS No. 150, Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this statement for the first fiscal period beginning after December 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company will adopt this statement in the year ending December 31, 2004. The Company is in the process of evaluating whether the adoption of this statement will have a material impact on the Company's financial position or results of operations.

3.    BALANCE SHEET COMPONENTS

                                              MARCH 31,
                                                2004          DECEMBER 31,
                                             (UNAUDITED)    2003        2002
      ACCOUNTS RECEIVABLE, NET
      Accounts receivable                     $    408    $  1,062    $  2,599
      Less: Allowance for doubtful accounts        (49)        (65)       (131)
                                              --------    --------    --------
                                              $    359    $    997    $  2,468
                                              ========    ========    ========

                                                          MARCH 31,
                                            USEFUL          2004          DECEMBER 31,
                                            LIVES        (UNAUDITED)    2003       2002
      PROPERTY AND EQUIPMENT
      Computer hardware                    3 years        $  1,147    $  1,130    $    931
      Software                             3 years             305         305         219
      Office furniture and equipment       5 years             305         305         305
      Leasehold improvements               5 years             218         218         218
                                                          --------    --------    --------
                                                             1,975       1,958       1,673
      Less: Accumulated depreciation
            and amortization                                (1,570)     (1,506)     (1,245)
                                                          --------    --------    --------
                                                          $    405    $    452    $    428
                                                          ========    ========    ========

      Property and equipment includes $49 of equipment under capital leases at December 31, 2003 and 2002. Accumulated depreciation of such assets was $32 and $23 at December 31, 2003 and 2002, respectively. Depreciation and amortization expense for the years ended December 31, 2002, 2003 and the three months ended March 31, 2003 (unaudited) and 2004 (unaudited) was $363, $261, $63, and $64, respectively.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

                                              March 31,
                                                2004
                                             (unaudited)     2003          2002
                                             -----------    ------        ------
Accrued liabilities
Payroll and related expenses                  $  765        $  728        $  446

Taxes payable                                     91            98           235

Other                                            540           399           416
                                              ------        ------        ------
                                              $1,396        $1,225        $1,097
                                              ======        ======        ======

4.    Related Party Transactions

      In July 2001, the Company issued convertible notes payable for $4,000 bearing interest at 7.5% per annum to certain of its then existing holders of mandatorily redeemable convertible preferred stock. The Company received $2,000 in cash. The remaining $2,000 resulted from the conversion of 207,039 shares of Series D mandatorily redeemable convertible preferred stock at the original issue price of $9.66. The notes were convertible into a specified number of shares to be designated at the then next round of preferred stock financing (referred to as the "Series E preferred stock") based upon an original conversion price of $0.35 per share, subject to adjustment under specified terms and conditions. In connection with the convertible notes, the Company issued warrants to purchase 5,756,650 shares of Series E preferred stock at an exercise price of $0.35 per share, expiring on July 31, 2011. As of December 31, 2001 all warrants had vested. The fair value of the warrants on the date of grant has been determined using a Black-Scholes model, applying contractual life of ten years, a risk free rate of 5.30%, an expected dividend yield of 0% and a volatility of 100%, resulting in a debt discount of $1,260, of which $525 was amortized as interest during 2001.

      In September 2002, the principal amount outstanding under notes payable of approximately $4,000 was extinguished for 1,431,428 shares of Series 1 mandatorily redeemable convertible preferred stock at $1.84 per share and 666,667 shares of common stock at $2.10 per share aggregating $4,000, resulting in a net gain on exchange of $1,993. In addition, the warrant to purchase 5,756,650 shares of Series E preferred stock has been cancelled (Note 6). The unamortized debt discount of $735 was amortized as interest during 2002.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

5.    Commitments and Contingencies

      The Company leases its office facilities under a noncancelable operating lease which expires in 2005. The Company also leases certain assets under long-term lease agreements which are classified as capital leases. Rent expense for 2003 and 2002, totaled $425 and $454, respectively. Future minimum lease payments under all noncancelable operating leases and capital leases as of December 31, 2003 are as follows:

Year Ending                                               Capital      Operating
December 31,                                              Leases        Leases
-----------                                               -------      ---------

2004                                                       $ 13         $ 377
2005                                                          6           113
                                                           ----         -----
       Total minimum lease payments                          19         $ 490
                                                                        -----

Less:  Amount representing interest                           1
                                                           ----
       Present value of capital lease obligation             18

Less:  Current portion                                       12
                                                           ----
       Capital lease obligation, net of current portion    $  6
                                                           ====

Software License Indemnity

Under the terms of the Company's software license agreements with its customers, the Company agrees that in the event the software sold infringes upon any patent, copyright, trademark, or any other proprietary right of a third party, it will indemnify its customer licensees, against any loss, expense, or liability from any damages that may be awarded against its customer. The Company includes this infringement indemnification in all of its software license agreements and selected managed services arrangements. In the event the customer can not use the software or service due to infringement and the Company cannot obtain the right to use, replace or modify the license or service in a commercially feasible manner so that it no longer infringes, then the Company may terminate the license and provide the customer a refund of the fees paid by the customer for the infringing license or service. The Company has recorded no liability associated with this indemnification, as it is not aware of any pending or threatened actions that are probable losses. No maximum liability is stipulated in these software licensing arrangements.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

6.    Mandatorily Redeemable Convertible Preferred Stock

      Series 1 and Series 2 Financing

      On November 21, 2002, the Company completed a financing under which it issued shares of Series 1 and Series 2 preferred stock. Pursuant to the financing, the shares of Series A, B, C and D preferred stock aggregating 3,378,639 shares outstanding prior to the financing were converted into shares of common stock on a one-for-one basis and outstanding warrants to purchase Series C and Series D preferred stock aggregating 2,558,333 warrants were converted into warrants to purchase common stock on a one-for-one basis. A total of 1,431,428 shares of Series 1 preferred stock were issued in exchange for the cancellation of outstanding convertible notes having an aggregate principal amount and interest of $2,629 and a total of 666,667 shares of common stock were issued in exchange for the cancellation of outstanding convertible notes having an aggregate principal amount of $1,400. In conjunction with the conversion of the convertible notes into Series 1 preferred stock and common stock, warrants to purchase 5,756,650 shares of Series E preferred stock issued to the note holders were cancelled (Note 4). A total of 4,861,450 shares of Series 2 preferred stock were issued at $1.49 per share for cash in the aggregate amount of $6,908, net of issuance costs of $112 and for services rendered to an investor in the ordinary course of business of $202. In addition, investors were entitled to convert one share of common stock into one share of Series 2 preferred stock for each four Series 2 purchased. A total of 441,145 shares of common stock were converted into Series 2 preferred stock. The Company recognized a net gain of $1,793 in 2002 on the extinguishment of notes payable to related parties made up of $1,288 from conversion of notes payable to Series 1 preferred stock, $1,300 from conversion of notes payable to common stock partially affected by a loss of $595 from conversion of common stock to Series 2 preferred stock.

      At December 31, 2003, mandatorily redeemable convertible preferred stock ("Preferred Stock") consists of the following:

                                                                                Carrying
                                                                                  Value/
                                                                                Proceeds
                                Shares       Shares    Liquidation  Issuance     Net of
Series                        Authorized  Outstanding    Amount       Costs    Redemption
------                        ----------  -----------    ------       -----    ----------
Series 1 Preferred Stock       1,431,428   1,431,428     $ 7,150   $   1,335   $   2,629

Series 2 Preferred Stock       5,554,168   5,302,595      23,629       7,771       7,222

Accretion of Preferred Stock        --          --          --         1,075       2,569
                               ---------   ---------     -------   ---------   ---------
                               6,985,596   6,734,023     $30,779   $  10,181   $  12,420
                               =========   =========     =======   =========   =========

      The holders of Series 1 and 2 Preferred Stock have the following rights and privileges.

      Voting

      Each share of Preferred Stock has the same number of votes as the number of shares of common stock into which the Preferred Stock is convertible. The board of directors shall be elected as follows:

      o The holders of outstanding Preferred Stock, voting as a separate class, are entitled to elect two directors;

      o The holders of outstanding Series 2 Preferred Stock, voting as a separate class, are entitled to elect one director;

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

      o The holders of outstanding common stock, voting as a separate class, are entitled to elect one director; and

      o The holders of outstanding common stock and Preferred Stock, voting together as a single class, are entitled to elect one director.

      Dividends

      The holders of outstanding shares of Preferred Stock are entitled to receive noncumulative dividends, as and when declared by the Board of Directors, out of any assets at the time legally available therefore, at the rate of $0.11883 per share (as adjusted for stock splits and like events) of Preferred Stock, payable in preference and priority to any declaration or payment of dividends on common stock in such calendar year. As of December 31, 2003, no dividends have been declared.

      Liquidation

      Series 2 Liquidation Preference

      The holders of the Series 2 Preferred Stock are entitled to receive upon liquidation and in certain other circumstances such as a merger, acquisition or similar event, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock or Series 1 Preferred Stock, an amount equal to the sum of $4.46 per share of Series 2 Preferred Stock, as adjusted for stock splits and like events, and any declared but unpaid dividends on such share of Series 2 Preferred Stock (such sum being referred to as the "Series 2 Liquidation Preference").

      Series 1 Liquidation Preference

      After payment in full of the Series 2 Liquidation Preference, the holders of the Series 1 Preferred Stock are entitled to receive upon liquidation and in certain other circumstances such as a merger, acquisition or similar event, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, an amount equal to the sum of $5.00 per share of Series 1 Preferred Stock, as adjusted for stock splits and like events and any declared but unpaid dividends on such share of Series 1 Preferred Stock (such sum being referred to as the "Series 1 Liquidation Preference").

      After payment in full of the Series 2 Liquidation Preference and the Series 1 Liquidation Preference, the remaining assets of the Company legally available for distribution shall be distributed on a pro rata basis among the holders of the common stock and Preferred Stock on an as-converted basis.

      Conversion

      Each share of Preferred Stock shall automatically be converted into one fully-paid, non-assessable share of common stock, subject to adjustment for certain issuances of stock at less than the original purchase price for the Preferred Stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company's common stock, provided that the offering price per share is not less than $7.43 (as adjusted for stock splits and like events) and the aggregate proceeds, net of issuance costs, to the Company are not less than $25,000,000, or (ii) upon the receipt by the Company of a written request for such conversion from the holders of two-thirds of the Preferred Stock then outstanding.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

      Redemption

      At any time after September 30, 2007, and at the election of the holders of at least two-thirds of the then outstanding shares of Series 2 Preferred Stock, the Company shall redeem, out of funds legally available therefore, all outstanding shares of Series 2 Preferred Stock in three equal annual installments (each a "Redemption Date"). The Company shall redeem the shares of Series 2 Preferred Stock by paying cash in an amount per share equal to the original purchase price for the Series 2 Preferred Stock, plus interest from September 30, 2002 equal to 5% per annum compounded annually, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned. If the holders of Series 2 Preferred Stock elect to redeem all outstanding shares of Series 2 Preferred Stock, at the election of the holders of a majority of the then outstanding shares of Series 1 Preferred Stock, the Company shall redeem all shares of Series 1 Preferred Stock in three equal installments on the same terms as for the redemption of the Series 2 Preferred Stock; provided, however, that on each Redemption Date payment shall first be made to the holders of Series 2 Preferred Stock until all shares of Series 2 Preferred Stock to be redeemed on such date have been redeemed and next, to the extent funds remain available therefore, to the holders of Series 1 Preferred Stock. Accordingly, the Preferred Stock has been classified as mandatorily redeemable convertible preferred stock.

      Reverse Stock Split

      In December 2002, the Company recapitalized its Preferred Stock and common stock. The recapitalization took the form of a reverse stock split whereby each 6 shares of common stock outstanding were converted into one fully paid share of common stock, and each 6 shares of Series 1 and Series 2 Preferred Stock outstanding were converted into one fully paid share of Series 1 and Series 2 Preferred Stock, respectively. All share and per share amounts in the financial statements have been restated retroactively to reflect these reverse stock splits.

      Warrants

      In July 2001, the Company issued warrants to certain of its existing investors to purchase 5,756,650 shares of Series E Preferred Stock at an exercise price of $0.35 per share. The fair value of the warrants on the date of grants was treated as a debt discount of $1,260, of which $525 was amortized as interest during the year ended December 31, 2001. The warrants to purchase Series E Preferred Stock were to expire on July 31, 2011. As a result of the Company's financing that took place in September 2002, the warrants to purchase shares of Series E Preferred Stock were cancelled and the Company amortized the remaining unamortized debt discount of $735 in the year ended December 31, 2002 (Note 4).

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

7.    Common Stock

      The Company had reserved shares of common stock for issuance as follows:

                                                                        As of
                                                                    December 31,
                                                                         2003
                                                                    ------------
Mandatorily redeemable convertible preferred stock
  Series 1                                                             1,431,428
  Series 2                                                             5,554,168
Common stock warrants                                                    146,987
Options reserved for grant under the stock option plans                2,363,228
Undesignated                                                           4,754,189
                                                                      ----------
                                                                      14,250,000
                                                                      ==========

8.    Income Taxes

      The Company's net deferred tax asset consists of the following:

                                                             December 31,
                                                      -------------------------
                                                        2003             2002
                                                      --------         --------
Net operating loss carryforward                       $  9,651         $  7,803
Depreciation and amortization                               72            1,313
Research and development tax credits                     1,184            1,025
Capitalized research and development                       157              180
                                                        11,064           10,321
Valuation allowance                                    (11,064)         (10,321)
                                                      --------         --------
             Net deferred tax asset                   $   --           $   --
                                                      ========         ========

      Net deferred tax assets are recorded if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

      As of December 31, 2003, the Company has net operating loss carryforwards of approximately $25,800 and $15,100 for federal and state tax purposes, respectively. If not utilized, the federal net operating loss carryforward will begin to expire in 2009 through 2024 and the state net operating loss carryforward will expire in 2003 through 2014.

      The Company has research and development credit carryforwards of approximately $778 and $616 for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2009 through 2024. The state research and development credits will carryforward until utilized.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

      Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the utilization of net operating losses include, but are not limited to, a cumulative stock ownership change of greater than 50% as defined, over a three-year period.

      The effective tax rate is reconciled to federal tax rate as follows:

                                                         Year Ended December 31,
                                                         -----------------------
                                                             2003       2002
                                                             ----       ----
Tax at federal statutory rate                               (34.0)%    (34.0)%
State benefit, net of federal                                (5.8)      (5.8)
Nondeductible items                                          17.7        0.5
Research and development credits                             (1.4)      (2.6)
Net operating loss carryforwards not utilized                23.5       41.9
                                                             ----       ----
                                                              0.0%       0.0%
                                                             ====       ====

9.    Employee Stock Option Plan

      Under the terms of the 1994 Stock Option Plan and the 1998 Stock Option Plan (the "Plans"), the Company is authorized to grant options to employees, consultants and directors for the purchase of up to 2,373,634 shares of common stock. The Plans are administered by the Board of Directors and allow for grant of non-statutory stock options and incentive stock options. Under the Plans, exercise prices of incentive stock options must be at least 100% of the fair market value of the stock at the date of grant and exercise prices for non-statutory stock options must be at least 85% of the fair market value of the stock at the date of grant, all as determined by the Board of Directors. Options are immediately exercisable on grant, however shares exercised prior to vesting are subject to repurchase. Options generally vest at the rate of 1/4th of the shares on the first anniversary after the option grant date and an additional 1/48th of the shares upon completion of each succeeding month of continuous employment thereafter. Options are exercisable for a period of ten years.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

        The following table summarizes the activity under the Plans for the 3 months ending March 31, 2004 (unaudited) and for the years ended December 31, 2003 and 2002 (as adjusted to reflect the reverse stock-split):

                                                                       Weighted
                                                                        Average
                                                                       Exercise
                                                           Shares       Price
                                                           ------       -----

Options outstanding at January 1, 2002                      731,428      $0.99
Options granted                                             272,924       0.36
Options exercised                                              --         --
Options canceled                                            (47,709)      1.22
                                                          ---------
Options outstanding at December 31, 2002                    956,643       0.78
Options granted                                           1,568,138       0.16
Options exercised                                            (5,889)      0.59
Options canceled                                           (374,381)      0.31
                                                          ---------
Options outstanding at December 31, 2003                  2,144,511       0.40
Options granted (unaudited)                                 331,000       0.50
Options exercised (unaudited)                                (2,000)      0.61
Options canceled (unaudited)                               (137,821)      0.71
                                                          ---------
Options outstanding at March 31, 2004 (unaudited)         2,335,690       0.37
                                                          =========
Options exercisable at March 31, 2004 (unaudited)         2,335,690       0.37
                                                          =========

      The following table summarizes information about stock options outstanding and exercisable at March 31, 2004 (unaudited):

              Options Outstanding and Exercisable         Options Vested at
                        at March 31, 2004                  March 31, 2004
            --------------------------------------       ----------------------
                            Weighted
                             Average      Weighted                    Weighted
                            Remaining     Average                     Average
Exercise         Number    Contractual    Exercise        Number      Exercise
  Prices    Outstanding   Life (Years)     Price          Vested       Price
   $0.15      1,537,232       9.28         $0.15           305,909     $0.15
    0.36        378,396       7.03          0.36           340,152      0.36
    0.60         60,835       4.18          0.60           197,975      0.60
    0.90        116,754       6.61          0.90           150,935      0.90
    1.50        242,473       6.56          1.50           228,102      1.50
              ---------                                  ---------
    0.15      2,335,690       8.37          0.37         1,223,073      0.63
              =========                                  =========

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

      The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

                  Options Outstanding and Exercisable           Options Vested at
                       at December 31, 2003                     December 31, 2003
                --------------------------------------       ------------------------
                              Weighted
                               Average        Weighted                       Weighted
                              Remaining       Average                        Average
 Exercise          Number    Contractual      Exercise        Number        Exercise
   Prices       Outstanding  Life (Years)     Price           Vested          Price
 --------       -----------  -----------      --------        ------        --------
    $0.15       1,257,546       9.39          $0.15           218,674        $0.15
     0.36         464,715       7.56           0.36           356,588         0.36
     0.60          60,835       4.43           0.60           197,975         0.60
     0.90         118,664       6.87           0.90           151,389         0.90
     1.50         242,751       6.80           1.50           218,674         1.50
                ---------                                   ---------
                2,144,511       8.42           0.40         1,143,300         0.64
                =========                                   =========

      At December 31, 2002, 956,643 options were outstanding with a weighted average remaining contractual life of 8.01 years and weighted average exercise price of $0.77 per share of which 542,682 options were vested at a weighted average exercise price of $0.90 per share.

      Unearned Stock-Based Compensation

      During 2003 and 2002, the Company did not record unearned stock-based compensation related to employee option grants. Amortization of unearned stock-based compensation related to employee options granted in prior years totaled $4 and $66 during 2003 and 2002, respectively. The Company recorded stock-based compensation related to services rendered in 2002 by nonemployees totaling $63. The amortization of unearned stock-based compensation related to employee and nonemployee options has been included in the accompanying statement of operations as follows:

                                                             2003           2002
                                                             ----           ----
Cost of revenue                                              $--            $  5
Research and development                                      --              22
Selling, general and administrative                             4            102
                                                             ----           ----
                                                             $  4           $129
                                                             ====           ====

      401(k) Profit Sharing Plan

      In June 1996, the Company adopted a 401(k) Profit Sharing Plan, which is a pretax savings plan covering substantially all employees of the Company. Under the Plan, eligible employees may contribute up to 20% of their salary or 100% of any cash bonus. The Company is not required to match the employee contributions, but may contribute any amount at its discretion. As of December 31, 2002, there have been no contributions made by the Company.

Kadiri Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------
(in thousands of dollars)

10.   Subsequent Events

      In April 2004, the Company acquired substantially all of the assets of Trimbus, Inc. ("Trimbus") for the purchase price of $25,000 in cash and 134,634 shares of common stock. Substantially all of the assets of the Trimbus purchased include, without limitation, all computer equipment and other tangible property, and all intellectual property rights to all source code.

      In April and May 2004, the Company issued convertible notes payable for $1.4 million bearing interest at 8% per annum to certain of its existing holders of mandatorily redeemable convertible preferred stock pursuant to a notes purchase agreement. The notes are convertible into a specified number of shares to be designated at the next round of equity financing in which the Company raises at least $1.5 million based upon the price and on the other terms upon which the financing securities are sold in the equity financing. In the event of acquisition of the Company, the unpaid principal and interest shall be multiplied by a liquidation multiple of two, provided that if a principal lender does not participate in the subsequent closing to the full extent as specified in the note purchase agreement, that multiple shall be one. Any noncash consideration shall be valued in the same manner as in the acquisition. In connection with the convertible notes, the Company issued warrants to purchase 212,000 of Series 2 Preferred Stock at an exercise price of the lower of (a) the price of the financing securities sold in the equity financing or b) $1.485372.

      In 2002, the Company entered into an agreement with Bank of America to build and implement a customized version of Kadiri TotalComp. The value of the contract was $3.8 million of which $2.8 million would be subject to refund should the software fail acceptance and errors determined to be uncorrectable. In May 2004, the Company received a signed notice from Bank of America which removed all refund contingencies related to this contract.

      In May 2004, the Company was acquired by Workstream Inc. ("Workstream"), a provider of hosted Enterprise Workforce Management software. Under the terms of the transaction, Workstream acquired Kadiri Inc. in exchange for 4,450,000 shares in Workstream common stock with an additional 950,000 shares in common stock to be held in escrow and released upon certain revenue goals and representations being met. Workstream paid approximately $12.5 million, based on the Workstream's closing price on May 28, 2004; an additional $2.7 million in consideration will be paid on the attainment of certain revenue goals and with the delivery of post closing documentation.

Unaudited Pro Forma Financial Information

      On May 28, 2004, Workstream Inc. acquired On May 28, 2004, Workstream Inc. (the "Company") completed the acquisition of Kadiri, Inc. ("Kadiri") via the merger of Workstream Acquisition III, Inc., awholly-owned subsidiary of the Company ("Merger Sub"), into Kadiri, pursuant to an Agreement and Plan of Merger dated May 24, 2004, as amended, among the Company, Merger Sub and Kadiri (the "Merger Agreement"). Immediately following the consummation of the Merger, Kadiri became a wholly-owned subsidiary of the Company. The audited balance sheet for Workstream Inc. as of May 31, 2004 includes the Kadiri acquisition as of that date.

      The unaudited pro forma statement of operations represents the combined results of Workstream Inc. and Kadiri Inc. for the year ending May 31, 2004, with certain adjustments that would have affected the combined companies had the merger taken place at June 1, 2003.

      The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Workstream Inc. that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results or financial position of Workstream Inc. The pro forma adjustments are based upon available information and assumptions that Workstream Inc. management believes are reasonable under the circumstances.

      The unaudited pro forma condensed combined consolidated financial statements have been prepared based on the estimated fair value of the assets acquired from Kadiri as determined by Workstream Management. The impact of ongoing integration activities and adjustments to fair value of acquired net tangible and intangible assets of Kadiri could cause material differences in the information presented.

      Unaudited Pro forma financial information as of May 31, 2004 and for the year then ended is as follows:

                                 Workstream Inc.
                   Unaudited Pro Forma Statement of Operations
                        For the year Ended May 31, 2004
                     (United States dollars - In Thousands)

                                                                                 Proforma        Proforma
                                             Workstream Inc.   Kadiri, Inc.    Adjustments(1)    Combined
                                             ---------------------------------------------------------------
Revenue                                      $     17,167      $      3,658                    $     20,825
Cost of Revenue                                     1,587             2,437                           4,024
                                             --------------------------------------------------------------
Gross Profit                                       15,580             1,221                          16,801
Research and development                              453             2,716                           3,169
Selling, general and administrative                19,763             6,540          1,166(2)        27,469
                                             --------------------------------------------------------------
Total operating expenses                           20,216             9,256          1,166           30,638
                                             --------------------------------------------------------------
Loss from operations                               (4,636)           (8,035)        (1,166)         (13,837)
Interest income and other, net                     (2,635)               71                          (2,564)
                                             --------------------------------------------------------------
Loss before income tax                             (7,271)           (7,964)        (1,166)         (16,401)
Recovery of deferred income taxes                   1,789              --                             1,789
Current income tax (expense) recovery                 (55)             --                               (55)
Accretion of mandatorily redemable
  convertible preferred stock                        --                (961)           961(3)             0
                                             --------------------------------------------------------------
Net loss available for
  common stockholders                        $     (5,537)     $     (8,925)     $    (205)    $    (14,667)
                                             ==============================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
             OUTSTANDING DURING THE YEAR       25,036,056                        4,413,525       29,449,581
                                             ============                       ===========================
BASIC AND DILUTED NET LOSS
  PER COMMON SHARE                           $      (0.22)                                     $      (0.50)

PROFORMA EXPLANATORY FOOTNOTES:

(1) Assumptions for adjustments are based on purchase price allocation determined by independent valuator.

(2) Adjustments for the amortization of intangible assets valued at $3.6 million. The amortization of these intangibles would have been $1.2 million on a pro forma basis for the year ended May 31, 2004. The intangibles are comprised of customer base, trademarks, and acquired technology, which will be amortized over their useful life of 3, 5, and 3 years, respectively.

(3) Reversal of the accretion of mandatorily redeemable convertible preferred stock resulting from the elimination of the previous capital structure of the acquired company.

                                   SIGNATURES

      Pursuant to the requirements of the

      Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WORKSTREAM INC.


Dated: August 13, 2004                  By: /s/ Michael Mullarkey
                                           ------------------------------------
                                           Name:  Michael Mullarkey
                                           Title: Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------

23.1         Consent of Independent Accountants - PricewaterhouseCoopers LLP